iShares Inc
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate	Purchase	Total
				Underwriter		Dollar	Dollar	Price	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Per Share	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	(USD)	Affiliate

7	AIA Group Limited	10/22/10	10/22/10	Citigroup Global Markets Inc.	PNC	$15,997,677,936	$3,085,084	$2.54	-